EXHIBIT 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 20, 2006 with respect to the consolidated financial statements of Riverbed Technology, Inc. included in the Registration Statement on Form S-1 (No. 333-133437) and related Prospectus of Riverbed Technology, Inc. for the registration of 10,090,321 shares of its common stock. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-133437).

San Francisco, California

September 19, 2006

/s/ Ernst & Young LLP